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                                                                   EXHIBIT 10.38

                         [LETTERHEAD OF CHATCOM, INC.]


February 27, 1998

Mr. E. Carey Walters
1096 Horizon Drive
Ventura, CA 93003

Dear Carey:

ChatCom, Inc. (the "Company") is please to offer you the position of President and Chief Executive Officer starting February 27, 1998. The terms and conditions of this employment offer are set forth below:

Base Salary:       $170,000 per annum, paid at a bi-weekly rate of $6,538.46.
                   Your salary will be reviewed annually by the Compensation
                   Committee of the Board of Directors.

Bonus Program:     You will be eligible for receipt of a bonus of up to $25,000 per quarterly period beginning April 1, 1998 ($100,000 per year in the aggregate). This bonus is payable only upon the Company's attainment of at least 90% of the Company's targeted revenues and net income for each quarterly period.
                   For purposes of this bonus program, both revenue and net income have equal weighting. In the event revenues and net income fall between 90% and 100%, you will be paid on a prorata basis (minimum payable would be 90% of $25,000 or $22,500). In the event revenues and net income exceed 100% per any quarterly period, any excess can be applied towards the earliest of any prior shortfall periods or to the subsequent quarter (in the event of no prior shortfalls).

Stock Options:     You will receive an initial option grant of 500,000 shares with an exercise price equal to the closing price on February 27, 1998. These options will vest at the rate of one-third (or 166,666.67 shares) on your start date and one-third at each anniversary date beginning one year from the date of grant. The granting of these options are subject to the approval of the Option Committee of the Board of Directors.

Auto Allowance:    You will receive an auto allowance of $500 per month.
                   Additionally, the Company will reimburse you for closing

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E. Carey Walters
February 27, 1998
Page two

                    costs (consisting of sales tax and vehicle registration and license fees) associated with your entering into an automobile lease.

Cellular:           The Company will reimburse all business related wireless
                    communications expenses.

Vacation:           You will accrue vacation at the rate of four weeks per year.

Benefits:           You will be eligible to participate in our fringe benefit
                    programs according to the terms of each program and plan document. Our benefit programs include medical, dental, vision care, life insurance, long-term disability and 401(k) plan. Enroll in the Company's medical and dental programs will be accelerated to April 1, 1998.

At-Will Employment: You understand and agree that your employment with the
                    Company is at-will and either you or the Company can terminate the employment relationship at any time for any reason.

It is a pleasure to make you this offer to join ChatCom. If you are in agreement with the terms and conditions contained in this letter, please sign and return a copy of this letter to me. I look forward to your association with the Company and know you will find it both personally and professionally rewarding.

Sincerely,

ChatCom, Inc.

/s/ Richard F. Gordon
Richard F. Gordon
Chairman of the Board

cc: Jim Edwards                 Agreed and Accepted:
    Gerry Sayer                 /s/ E. Carey Walters       2/27/98
    Phil Smith                  E. Carey Walters           Date